Exhibit 23.1


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Vishay Intertechnology, Inc. for the registration of 6,191,166 shares of its common stock and to the incorporation by reference therein of our report dated February 6, 2002 (except for Note 17, as to which the date is February 13, 2002), with respect to the consolidated financial statements of Vishay Intertechnology, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

                                    /s/ Ernst & Young LLP

Philadelphia, Pennsylvania
May 31, 2002